UJB FINANCIAL CORP.                                                Exhibit (11)
COMPUTATION OF NET INCOME PER COMMON SHARE
(dollars in thousands, except per share data)


                                           Three Months Ended
                                                March 31,
                                           ---------------------
                                             1994        1993
                                           ---------   ---------
Average number of common
  shares outstanding
  (in thousands) (A)                         51,772      51,019
                                           =========   =========

Net income                                  $27,390     $20,343

  less:  Preferred dividends                    450         450
                                           ---------   ---------
Net income available to
  common shareholders (B)                   $26,940     $19,893
                                           =========   =========

Net income per common share (B)/(A)           $0.52       $0.39
                                           =========   =========

Note:  The dilutive effect of stock options and equity contracts in 1994 and 1993 was not material for all periods shown.